Exhibit 99.1

       SigmaTron International, Inc. Closes Sale of Its Las Vegas Facility

     ELK GROVE VILLAGE, Ill.--(BUSINESS WIRE)--June 6, 2005--SigmaTron International, Inc. (NASDAQ:SGMA), an electronic manufacturing services (EMS) company, today announced it completed the sale of its Las Vegas, Nevada operation on June 3, 2005 to Grand Products Nevada, Inc., a wholly-owned subsidiary of Grand Products, Inc. The facility is a complete EMS center specializing in the assembly of electronic products and cables for a broad range of customers primarily in the gaming industry. The effective date of the transaction was May 31, 2005 and terms of the transaction were not disclosed.
     Sale of the facility will allow SigmaTron to better focus on expanding its capabilities in higher growth manufacturing locations. SigmaTron will continue to sell into the gaming marketplace out of its remaining operations in different geographical locations and to sell different gaming products.
     Headquartered in Elk Grove Village, IL, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products. SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois, Acuna, Mexico, Fremont, California and Suzhou-Wujiang, China. SigmaTron International, Inc. maintains engineering and materials sourcing offices in Taipei, Taiwan.
     Note: To the extent any statements in this press release statement may be deemed to be forward looking, such statements should be evaluated in the context of the risks and uncertainties inherent in the Company's business, including the Company's continued dependence on certain significant customers; that the transactions subject to a non-binding letter of intent will not be completed; the continued market acceptance of products and services offered by the Company and its customers; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of the Company's operating results; the availability and cost of necessary components; the Company's ability to manufacture lead free assemblies by mid - 2006; regulatory compliance; the continued availability and sufficiency of the Company's credit arrangements; changes in U.S., Mexican or Chinese regulations affecting the Company's business; the continued stability of the Mexican and Chinese economic, labor and political conditions, currency fluctuations, and the ability of the Company to manage its growth, including expansion into China and securing financing for the operation in China. These and other factors which may affect the Company's future business and results of operations are identified throughout the Company's Annual Report on Form 10-K, and may be detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements speak as of the date of this press release and the Company undertakes no obligation to update or revise such statements in light of new information, future events or otherwise.


     CONTACT: SigmaTron International, Inc.
              Linda K. Blake, 800-700-9095